Exhibit 99.1

FOR IMMEDIATE RELEASE

For:                        MAF Bancorp, Inc.                                         Contacts:     Jerry A. Weberling, Chief
                               55th Street & Holmes Avenue                                               Financial Officer
                               Clarendon Hills, IL 60514                                                        (630) 887-5999

                               www.mafbancorp.com                                                         Michael J. Janssen, SVP
                                                                                                                                    (630) 986-7544

      MAF BANCORP REPORTS FOURTH QUARTER EARNINGS OF $.27 PER DILUTED SHARE

Exclusive of balance sheet restructuring and certain tax charges, diluted EPS totals $.75 per share for the fourth quarter and $2.99 for 2006

Clarendon Hills, Illinois, January 29, 2007 — MAF Bancorp, Inc. (MAFB) reported net income for the quarter ended December 31, 2006 of $9.1 million, or $.27 per diluted share, compared to net income of $27.1 million, or $.83 per diluted share in last year’s fourth quarter. Net income for the current quarter was reduced by $12.1 million, or $.36 per diluted share, due to the previously announced balance sheet restructuring. In addition, the current period’s results were reduced by certain tax charges of $4.0 million, or $.12 per diluted share, primarily relating to reserves established in connection with uncertainties arising from a recent tax authority audit. Excluding these balance sheet restructuring charges and tax charges, 2006 fourth quarter net income would have been $25.2 million, or $.75 per diluted share.

Net income for the year ended December 31, 2006 was $84.6 million or $2.51 per diluted share compared to $103.4 million or $3.13 per diluted share for 2005. Excluding the balance sheet restructuring and certain tax charges, 2006 net income would have been $100.7 million, or $2.99 per diluted share.

Allen Koranda, Chairman of the Board and Chief Executive Officer commented, “The restructuring better positions our balance sheet during this difficult interest rate environment. It will improve our net interest income and net interest margin, without increasing interest rate risk. Despite these positive effects, we expect the inverted yield curve and housing market conditions will challenge financial results in 2007. Our focus is on continuing to grow our higher-yielding asset categories, particularly through our business banking operation where we are encouraged with our recent results. Our conservative approach of developing this business through organic growth has been successful over the past few years, with solid growth rates in both loan and deposit balances and excellent credit quality experience.”

Balance Sheet Restructuring

The balance sheet restructuring plan, which we announced on December 27, 2006, involved selling lower-yielding mortgage loans ($220 million) and investments ($531 million) and repaying higher cost borrowings ($502 million), with the balance of the proceeds invested in shorter-term investment securities to provide liquidity. These funds will be available for reinvestment in higher-yielding assets as the Company continues its strategy of increasing the concentration of business and home equity loans in its portfolio.

We recorded restructuring charges in the fourth quarter of $19.9 million, or $12.1 million on an after-tax basis, equal to $.36 per diluted share. The pre-tax charge included a $12.9 million other-than-temporary impairment on securities, a $4.2 million lower of cost or market adjustment on loans held for sale and $2.8 million relating to prepayment of borrowings. Total restructuring charges were less than originally estimated primarily due to lower prepayment charges recorded in connection with the repayment of borrowings. The Company currently expects that the balance sheet restructuring will contribute $9.8 million, or $.18 per diluted share, to net interest income in 2007.

While the charges relating to the restructuring have been fully reflected in the fourth quarter income statement, the resulting shrinkage in the Company’s balance sheet from the restructuring was not yet reflected at December 31, 2006. The December repayment of borrowings was primarily funded from short-term Federal Home Loan Bank borrowings, which were repaid in early January with proceeds from the sale of investment and mortgage-backed securities that were part of the restructuring.

For a reconciliation of 2006 actual results to adjusted results discussed in this press release that exclude the balance sheet restructuring and certain tax charges, see “Reconciliation of GAAP to Non-GAAP Financial Measures” included later herein.

Net Interest Income and Net Interest Margin

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net interest margin	2.35%	2.69	2.52%	2.88
Interest rate spread	2.09	2.44	2.24	2.65
Net interest income (000's)	$60,136	64,018	$259,629	264,759

Average assets:
Yield on interest-earning assets	5.89%	5.38	5.77%	5.21
Yield on loans receivable	6.25	5.69	6.10	5.44
Yield on mortgage-backed securities	4.58	4.37	4.58	4.23
Average interest-earning assets (000's)	$10,222,229	9,505,190	$10,317,994	9,193,692

Average liabilities:
Cost of interest-bearing liabilities	3.80%	2.94	3.53%	2.56
Cost of deposits	3.32	2.30	2.97	1.94
Cost of borrowed funds	4.72	4.10	4.55	3.77
Cost of junior subordinated debt	6.94	5.54	6.73	5.39
Average interest-bearing liabilities (000's)	$9,498,166	8,671,094	$9,506,348	8,360,019

Net Interest Margin: 4th Quarter 2006 v. 3rd Quarter 2006. The net interest margin declined 17 basis points during the quarter primarily due to the cost of interest-bearing liabilities continuing to increase at a faster pace than the yield on interest-earning assets. In addition, the Bank was running higher levels of short-term liquidity as residential mortgage volumes continued to weaken and the balance sheet restructuring strategy was under consideration. Continuing the trend of recent quarters, the cost of interest-bearing liabilities in the current period was impacted by competitive pressures on core deposit pricing and a continued change in our mix of deposits due to consumers shifting deposits into higher-yielding accounts. While we expect the balance sheet restructuring will add 20-25 basis points to net interest margin compared to the fourth quarter of 2006 and also expect to see some benefit from mortgage loan repricings during the year, we expect further margin expansion will be difficult as a result of the continued rise in deposit funding costs and the prolonged nature of the inverted yield curve environment.

Net Interest Margin: 4th Quarter 2006 v. 4th Quarter 2005. Comparing the current quarter to the fourth quarter of 2005, net interest margin declined by 34 basis points. The rise in short-term interest rates, a flattening and inverted yield curve environment, lower dividend yield on our investment in Federal Home Loan Bank of Chicago stock, higher deposit pricing driven by increased deposit pricing competition and a continued shift of funds out of lower cost core deposits into higher-rate certificates of deposit and money market accounts, have all negatively impacted our net interest margin over the past year. During the year, we repurchased 1.9 million shares of stock using borrowed funds, which positively impacted earnings per share results but had the effect of reducing net interest margin. We also increased our investments in bank-owned life insurance (earnings from which are classified as non-interest income) and in real estate held for development in the last twelve months which negatively impacts net interest margin.

Loan Portfolio Composition(1)

	12/31/06		9/30/06		12/31/05
	(Dollars in thousands)
One- to four-family	$4,012,468	53.9%	$4,407,154	56.2%	$4,256,913	59.0%
Home equity lines of credit	1,211,037	16.2	1,250,136	15.9	1,282,154	17.8
Home equity and consumer loans	96,471	1.3	103,528	1.3	70,162	1.0
Multi-family	801,866	10.8	800,624	10.2	698,659	9.7
Commercial real estate	628,957	8.4	614,952	7.8	492,307	6.8
Construction	194,254	2.6	181,932	2.3	109,691	1.5
Land	304,685	4.1	299,377	3.8	171,580	2.4
Commercial business loans	198,853	2.7	194,759	2.5	129,771	1.8

Total loans receivable, net	$7,448,591	100.0%	$7,852,462	100.0%	$7,211,237	100.0%

(1)     Certain loan reclassifications have been made for December 31, 2005 to conform to current period classification.

To further our strategy of shifting our loan portfolio mix into higher-yielding loan categories, during 2006 we limited balance sheet growth in lower-yielding one- to four-family residential loans by selling more of our originations. One- to four-family loan balances declined by nearly $400 million during the current quarter, of which (about half of which related to the balance sheet restructuring), to 53.9% of total loans at December 31, 2006, compared to 59.0% a year earlier. Multi-family, commercial real estate, construction, land and commercial business loans increased to 28.6% of total loans at year-end compared to 22.2% a year ago.

Non-Interest Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Total non-interest income (000's)	$9,683	24,141	$75,918	81,176
Total non-interest income, exclusive of balance
sheet restructuring charges (000's)	26,773	24,141	93,008	81,176
Non-interest income, exclusive of balance sheet
restructuring charges/total revenue(1)	30.8%	27.4	26.4%	23.5
(1)	Total revenue equals net interest income plus non-interest income exclusive of balance sheet restructuring charges.

Pre-tax restructuring charges included in non-interest income for the fourth quarter were $17.1 million. This included a $4.2 million lower of cost or market adjustment on loans transferred to held for sale and $12.9 million of other-than-temporary impairment charges on investment and mortgage-backed securities identified for sale. Exclusive of these charges, non-interest income increased by 10.9% compared to the fourth quarter of 2005. The increases are primarily the result of higher gains on sale of loans and loan servicing rights, higher deposit service fee income, and increased income from bank-owned life insurance investments. Non-interest income for 2006 was up by 14.6% from 2005, exclusive of the impact of restructuring charges.

Residential Mortgage Originations, Sales and Servicing

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
1-4 Family Originations and Purchases
Fixed-rate	$167,352	159,512	$632,762	674,882
Adjustable rate	179,301	353,523	932,336	1,363,816

Total	$346,653	513,035	$1,565,097	2,038,698

Fixed-rate %	48%	31	40%	33
Adjustable rate %	52	69	60	67
Refinance %	42	33	33	31

Loan Sales
One- to four-family fixed-rate	$153,972	166,778	$638,903	661,641
One- to four-family adjustable rate	134,276	—	525,186	24,839

Total one- to four-family	288,248	166,778	1,164,089	686,480
Home equity loans and lines of credit	21,235	11,698	114,538	139,270

Total loans sold	$309,483	178,476	$1,278,627	825,750

Gain on sale of one- to four-family mortgages	$3,541	1,575	$11,204	7,100
Lower of cost or market adjustment on loans transferred to held for sale	(4,156)	—	(4,156)	—
Gain on sale of home equity loans and lines of credit	430	266	1,745	3,575

Total loan sale gains (losses)	$(185)	1,841	$8,793	10,675

Margin on one- to four-family loan sales (exclusive of lower cost or market adjustment)	1.23%	.94	.96%	1.03

Loan Servicing
Gain on sale of mortgage service rights	$3,600	2,400	$3,600	2,400
Loan servicing fee income	861	443	3,409	2,261
Valuation recovery on mortgage servicing rights	—	46	—	171
Capitalized mortgage servicing rights as a percentage of loans serviced for others	.65%	.69	.65%	.69

Despite lower one- to four-family mortgage loan volume for the fourth quarter and year ended December 31, 2006 compared to the prior year, our strategy to sell more of our loan originations resulted in a 73% increase in one- to four-family loan sale volume in the current quarter compared to the fourth quarter of 2005, and a 70% increase on a year-over-year basis. Loan sale gains, exclusive of the lower of cost or market adjustment to loans held for sale (included in the balance sheet restructuring charge), were $3.5 million, up 125% from last year’s fourth quarter. Margins on loan sales improved in the current quarter due to increased margins realized on ALT-A mortgage sales and selling more loans on a servicing-released basis. Higher sales volume of equity lines of credit during the current quarter also impacted loan sales gains.

During the fourth quarter, the Company completed a sale of mortgage servicing rights on approximately $963 million of loans, or 27% of its one- to four-family mortgage loans serviced for others portfolio, at a pre-

tax gain of $3.6 million. The loan servicing rights were sold to take advantage of an increase in servicing values and represented primarily single service customers. The Company had a similar transaction in last year’s fourth quarter, selling servicing rights on approximately $750 million of loans for a pre-tax gain of $2.4 million.

Loan servicing income increased for both the quarter and the year ended December 31, 2006 compared to prior year periods. This was primarily due to continued growth in the loans serviced for others portfolio and lower mortgage servicing rights amortization expense as loan prepayments have slowed in the servicing portfolio. Loan servicing fee income is expected to decline in 2007 due to the impact of the loan servicing rights sale and the current conditions in the mortgage market.

Deposit Account Service Fees

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Deposit account service charges (000's)	$10,592	9,436	$41,837	35,193
Deposit account service fees / total revenue (exclusive of balance sheet restructuring charges)	12.2%	10.7	11.9%	10.2
Number of checking accounts (period end)	266,200	252,200	266,200	252,200

We experienced a 12.3% increase in deposit account service charges for the current three-month period compared to last year’s fourth quarter and an 18.9% increase during 2006 compared to 2005. The growth reflects increases in debit card activity and higher consumer overdraft activity due in part to allowing overdrafts at ATMs. The expansion of the deposit base relating to the February 2006 EFC acquisition also increased overall service fees.

Real Estate Development Operations

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Real estate development income (loss) - total (000's)	$(306)	2,762	$785	2,928
Residential lot sale closings	—	123	86	123
Pending lot sales (period end)	33	85	33	85
Real estate held for development or sale (period end) (000's)	$83,049	50,066	$83,049	50,066

As previously reported, the loss in real estate development in the fourth quarter of 2006 resulted from the Company’s decision not to exercise an expiring option to purchase a parcel of real estate in Plainfield, IL, which resulted in a write-off of an earnest money deposit and other costs. The slow real estate sales market and the considerable investment the Company has in the Springbank development in Plainfield led to this decision. There were no lot sales in Springbank during the fourth quarter, and 33 lots were under contract at December 31, 2006. The Company currently expects that lot sales in 2007 will be negatively impacted by the slowdown in the real estate market as the increase in inventory of existing homes for sale and uncertain outlook for new home sales has reduced current builder demand for new lots.

The increase in the balance of investment in real estate held for development or sale as compared to a year ago relates primarily to additional land purchases and development cost expenditures related to Springbank.

Non-Interest Expense

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total non-interest expense (000's)	$49,593	44,936	$198,070	186,074
Total non-interest expense, exclusive of balance sheet restructuring charges (000's)	46,780	44,936	195,257	186,074
Non-interest expense to average assets, exclusive of balance sheet restructuring charges	1.66%	1.74	1.73%	1.86
Efficiency ratio (1)	56.16	52.41	56.07	54.31

(1)

The efficiency ratio is calculated by dividing non-interest expense exclusive of restructuring charges by the sum of net interest income and non-interest income exclusive of restructuring charges and net gain/(loss) on sale and write-down of mortgage-backed and investment securities, mortgage servicing rights and fixed assets.

Total non-interest expense in the current quarter increased $4.7 million compared to the fourth quarter of 2005. The current quarter includes $2.8 million of charges related to the prepayment of $502 million of borrowings as part of the balance sheet restructuring. Compensation and benefits increased by $1.6 million, or 7.0%, due to normal annual salary increases and increased employee headcount, partly due to our acquisition of EFC Bancorp in February 2006.

The Company is focused on controlling non-interest expenses in this difficult operating environment. Non-interest expense exclusive of restructuring charges grew at only 4.1% for the quarter and 4.9% for the year ended December 31, 2006 compared to the same periods a year ago, despite additional headcount and occupancy costs arising from the acquisition of EFC Bancorp and opening two denovo branches in late 2005. These efforts to carefully monitor and control non-interest expense levels will continue across all business lines in 2007.

Non-interest expense totaled $198.1 million in 2006 including the prepayment charges noted above. This compared to $186.1 million reported for 2005. Compensation and benefits expense increased by 5.8% during 2006 while occupancy and equipment costs increased by 8.2% over this same period. The increase in these categories is primarily due to the impact of the EFC transaction and normal salary increases. Amortization of core deposit intangibles increased as a result of the EFC acquisition. Lower advertising expenses were due to lower promotional campaign activity in 2006 compared to last year. Professional expense decreased $2.0 million primarily due to lower consulting fees. In 2005 we incurred consulting fees related to various process improvements including an automated work flow system for the mortgage loan division and Sarbanes-Oxley and Bank Secrecy anti-money laundering compliance costs.

Income Tax Expense

Income tax expense totaled $9.8 million in the current quarter, equal to an effective income tax rate of 51.7%, compared to 35.0% reported for the fourth quarter of 2005. The increase in income taxes and the effective tax rate in the current quarter primarily results from $4.0 million of charges taken to adjust tax reserves due to uncertainties arising from a proposed assessment made in a recent tax authority audit of prior year tax returns, as well as for other potential tax liabilities and uncertainties. The Company disagrees with the proposed tax assessment and intends to defend its tax filing positions. Exclusive of these fourth quarter charges and the balance sheet restructuring charges, the Company’s effective tax rate for the current quarter would have been 35.0%.

Income tax expense totaled $49.0 million in 2006, equal to an effective income tax rate of 36.7%, compared to $54.5 million or 34.5% reported for 2005. The increase in the effective tax rate compared to the prior year period was primarily attributable to certain tax charges recorded in the fourth quarter.

Asset Quality

	12/31/06	9/30/06	12/31/05
	(Dollars in thousands)
Non-performing loans (NPL)	$66,486	48,492	31,160
Non-performing assets (NPA)	70,428	52,326	31,949
NPL / total loans	.89%	.62	.43
NPA / total assets	.63	.46	.30
Allowance for loan losses (ALL)	$39,931	40,402	36,495
ALL / total loans	.54%	.51	.51
ALL / NPL	60.1	83.3	117.1
Provision for loan losses (quarter ended)	1,350	900	1,500
Net charge-offs (quarter ended)	1,821	896	1,340

The increase in non-performing loans in the current quarter primarily relates to our residential loan portfolio. Also contributing to the increase in non-performing loans at December 31, 2006 is $5.6 million related to one loan on a commercial office building that resulted from the Bank advancing funds under a standby letter of credit in December as previously disclosed. During the quarter, the Bank recorded an additional $200,000 charge-off related to this loan. The loan is expected to be repaid in the first quarter of 2007. At December 31, 2006, loans secured by one- to four-family residential real estate comprised 83.5% of non-performing loans compared to 88.7% at September 30, 2006 and 93.1% at December 31, 2005.

Most of the charge-offs in the quarter were related to the residential loan portfolio, primarily home equity lines of credit. We have taken steps over the past year to enhance our residential portfolio risk management which has led to tightened underwriting standards for some of the nontraditional mortgage products we introduced over the past several years. We have also been selling more of the loans we originate of certain product types that we believe have higher risk of loss as part of our risk management strategies. The provision for loan losses in the current quarter reflects the level of charge-offs, offset by the $404 million shrinkage in the loan portfolio, which includes $220 million of loans transferred to loans held for sale as part of the restructuring, as well as the increase in non-performing loans and portfolio delinquencies, adverse housing market conditions and the shift in the mix of the portfolio.

Balance Sheet & Capital

	12/31/06	9/30/06	12/31/05
	(Dollars in thousands)
Assets:
Total assets	$11,120,499	11,464,799	10,487,504
Loans receivable, net of allowance for loan losses	7,408,660	7,812,060	7,174,742
Mortgage-backed securities	1,407,796	1,436,544	1,556,570
Investment securities	529,998	530,405	475,152

Liabilities and Equity:
Total liabilities	$10,048,354	10,405,647	9,509,325
Deposits	7,018,010	6,876,975	6,197,503
Borrowed funds	2,773,192	3,275,369	3,057,669
Junior subordinated debentures	67,011	67,011	67,011
Stockholders' equity	1,072,145	1,059,152	978,179

Deposit Composition

	12/31/06		9/30/06		12/31/05
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Commercial checking	$300,624	— %	$303,777	—%	$258,632	—%
Non-interest bearing checking	303,480	—	294,087	—	291,462	—
Interest-bearing checking	739,149	1.03	723,667	1.08	816,387	.98
Commercial money market	105,783	4.03	82,225	3.95	60,064	3.07
Money market	900,959	3.84	721,278	3.36	615,280	2.34
Passbook	$1,113,980	0.71	1,165,252	.72	1,268,680	.60

Core deposits	3,463,975	1.57	3,290,286	1.33	3,310,505	.96

Certificates of deposit	3,554,317	4.72	3,587,069	4.48	2,885,998	3.65
Unamortized premium
(discount), net	(282)	—	(380)	—	1,000	—

Total deposits	$7,018,010	3.17%	$6,876,975	2.97%	$6,197,503	2.22%

Since December 31, 2005 deposits have increased $820.5 million primarily due to deposits added in the EFC acquisition. Intense rate competition has made organic deposit growth challenging during 2006. Despite increases in interest rates and competition for deposits, the Company has been successful in maintaining a stable retail deposit base at attractive rates compared to wholesale funding costs.

Borrowed Funds

	12/31/06		9/30/06		12/31/05
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Federal Home Loan Bank advances:
Fixed rate	$1,605,000	4.30%	$2,333,400	4.45%	$2,221,000	4.21%
Adjustable rate	150,000	5.45	200,000	5.46	250,000	4.42
Open line	400,000	5.29	—	—	—	—

Total FHLBC advances	2,155,000	4.56	2,533,400	4.53	2,471,000	4.23

Reverse repurchase agreements	400,000	4.94	500,000	4.97	500,000	4.24
Unsecured term loan	147,500	6.32	155,000	6.43	63,000	5.14
Other borrowings	70,750	4.74	68,831	4.63	23,379	3.38
Unsecured line of credit	—	—	15,000	6.18	—	—
Unamortized premium	(58)	—	3,138	—	290	—

Total borrowed funds	$2,773,192	4.71%	$3,275,369	4.69%	$3,057,669	4.24%

In December 2006, $400 million of short-term open line advances were used to fund the majority of the $502 million of fixed-rate advances repaid as part of the balance sheet restructuring. The open line advance was repaid in January 2007 using proceeds from the sales of investment and mortgage-backed securities.

Stockholders’ Equity

During the current quarter, we declared $8.2 million in cash dividends. The after-tax unrealized loss on securities held for sale improved by $10.3 million in the current quarter. This was primarily due to the recognition during the fourth quarter of $7.9 million of losses on investments identified for sale as part of the balance sheet restructuring. The Bank’s tangible, core and risk-based capital ratios at December 31, 2006 exceeded minimum and well-capitalized regulatory capital requirements with an additional increase expected in January from the full impact of the balance sheet restructuring. These higher capital levels will provide additional financial flexibility. Return on equity for the three months ended December 31, 2006 was 9.43%, exclusive of balance sheet restructuring charges and certain tax charges. This compared to 11.13% for the fourth quarter of 2005. Return on tangible equity for the current quarter was 15.26%, exclusive of these charges, compared to 16.45% for the fourth quarter of 2005. For information regarding the calculation of return on equity and return on tangible equity ratios exclusive of the balance sheet restructuring and certain tax charges, see “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. The Company’s common stock trades on the NASDAQ Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates or further inversion of the yield curve, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, unfavorable resolutions of proposed tax assessments and pending tax uncertainties, adverse federal or state legislative or regulatory developments, higher than expected compliance costs, changes in economic conditions which result in increased delinquencies in the Company’s loan portfolio, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, financial services and residential real estate in the Company’s market areas, delays in the closing of existing lot sale contracts, deterioration in local housing markets, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)
Interest income	$151,042	128,324	$595,200	478,656
Interest expense	90,906	64,306	335,571	213,897

Net interest income	60,136	64,018	259,629	264,759
Provision for loan losses	1,350	1,500	3,900	1,980

Net interest income after provision for loan losses	58,786	62,518	255,729	262,779
Non-interest income:
Net gain (loss) on sale and write down of:
Loans receivable held for sale	(185)	1,841	8,793	10,675
Mortgage- backed securities	(9,316)	—	(9,316)	—
Investment securities	(3,614)	—	(3,614)	727
Fixed assets	9	22	795	164
Foreclosed real estate	(221)	25	(322)	221
Mortgage loan servicing rights	3,600	2,400	3,600	2,400
Deposit account service charges	10,592	9,436	41,837	35,193
Other loan fees	1,917	1,917	6,821	6,303
Bank-owned life insurance income	2,161	1,456	7,303	5,576
Brokerage and insurance commissions	1,715	1,350	6,281	4,890
Loan servicing fee income, net	861	443	3,409	2,261
Valuation recovery on mortgage servicing rights	—	46	—	171
Income (loss) from real estate operations	(306)	2,762	785	2,928
Other	2,470	2,442	9,546	9,666

Total non-interest income	9,683	24,141	75,918	81,176
Non-interest expense:
Compensation and benefits	25,100	23,463	105,795	99,988
Office occupancy and equipment	7,787	7,786	31,813	29,393
Advertising and promotion	1,522	1,229	7,656	8,313
Data processing	2,508	2,100	9,695	8,144
Prepayment charge related to repayment of borrowings	2,813	—	2,813	—
Other	8,822	9,641	35,989	37,334
Amortization of core deposit intangibles	1,041	717	4,309	2,902

Total non-interest expense	49,593	44,936	198,070	186,074

Income before income taxes	18,876	41,723	133,577	157,881
Income taxes	9,757	14,591	48,994	54,528

Net income	$9,119	27,132	$84,583	103,353

Basic earnings per share	$0.28	0.85	$2.55	3.20

Diluted earnings per share	0.27	0.83	2.51	3.13

Average common and common equivalent shares
outstanding (in thousands):
Basic	32,859	32,062	33,177	32,307
Diluted	33,451	32,693	33,765	32,984

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Cash and due from banks	$198,391	$183,799
Interest-bearing deposits	67,883	38,491
Federal funds sold	64,944	23,739

Total cash and cash equivalents	331,218	246,029
Investment securities available for sale, at fair value	529,998	475,152
Stock in Federal Home Loan Bank of Chicago, at cost	146,407	165,663
Mortgage-backed securities available for sale, at fair value	1,195,494	1,313,409
Mortgage-backed securities held to maturity (fair value $205,610 and $237,489)	212,302	243,161
Loans receivable held for sale	331,961	114,482
Loans receivable, net	7,448,591	7,211,237
Allowance for loan losses	(39,931)	(36,495)

Loans receivable, net of allowance for loan losses	7,408,660	7,174,742

Accrued interest receivable	50,372	44,339
Foreclosed real estate	3,942	789
Real estate held for development or sale	83,049	50,066
Premises and equipment, net	174,474	149,312
Bank-owned life insurance	149,497	107,253
Other assets	78,263	68,685
Goodwill	387,980	304,251
Intangibles, net	36,882	30,171

Total assets	$11,120,499	$10,487,504

Liabilities and Stockholders' Equity
Liabilities:
Deposits	7,018,010	6,197,503
Borrowed funds	2,773,192	3,057,669
Junior subordinated debentures	67,011	67,011
Advances by borrowers for taxes and insurance	44,115	45,115
Accrued expenses and other liabilities	146,026	142,027

Total liabilities	10,048,354	9,509,325

Stockholders' equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
outstanding	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 34,499,494 and
33,634,642 shares issued; 32,895,846 and 32,066,721 shares outstanding	345	336
Additional paid-in capital	569,142	527,131
Retained earnings, substantially restricted	579,651	537,140
Accumulated other comprehensive loss, net of tax	(8,476)	(19,391)
Treasury stock, at cost 1,603,648 and 1,567,921 shares	(68,517)	(67,037)

Total stockholders' equity	1,072,145	978,179

	$11,120,499	$10,487,504

MAF BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	December 31, 2006	December 31, 2005
Book value per share	$32.59	$30.50
Tangible book value per share(1)	20.21	20.70
Stockholders' equity to total assets	9.64%	9.33%
Tangible stockholders' equity to tangible assets(1)	6.21	6.52
Tangible capital ratio (Bank only)	7.44	7.07
Core capital ratio (Bank only)	7.44	7.07
Risk-based capital ratio (Bank only)	11.25	11.15

Common shares outstanding	32,895,846	32,066,721

Mortgage loans serviced for others	$2,680,242	$2,919,075
Capitalized mortgage servicing rights, net	17,550	20,007
Core deposit intangibles, net	19,332	10,164

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Average balance data:
Total assets	$11,251,906	10,340,168	$11,300,401	9,994,672
Loans receivable	7,871,109	7,243,131	8,007,644	7,051,371
Interest-earning assets	10,222,229	9,505,190	10,317,994	9,193,692
Interest-bearing deposits	6,378,540	5,639,587	6,245,283	5,575,696
Interest-bearing liabilities	9,498,166	8,671,094	9,506,348	8,360,019
Stockholders' equity	1,067,914	974,797	1,051,984	961,538
Tangible stockholders' equity	660,032	659,850	650,992	644,876

Performance ratios (exclusive of balance sheet restructuring and certain tax charges)(1) (2):
Return on average assets	0.90%	1.05	0.89%	1.03
Return on average equity	9.43	11.13	9.57	10.75
Return on average tangible equity	15.26	16.45	15.46	16.03
Non-interest expense to average assets	1.66	1.74	1.73	1.86
Efficiency ratio(3)	56.16	52.41	56.07	54.31
Loans sold	$309,483	178,476	$1,278,627	825,750
Cash dividends declared per share	.25	.23	1.00	.92

(1)	See “Reconciliation of GAAP to Non-GAAP Financial Measures” on the following pages.

(2)	Ratios shown for the three month periods are annualized.

(3)

The efficiency ratio is calculated by dividing non-interest expense exclusive of balance sheet restructuring charges by the sum of net interest income and non-interest income exclusive of balance sheet restructuring charges and net gain (loss) on sale of mortgage-backed and investment securities and fixed assets.

MAF BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Company’s management uses tangible book value per share, tangible stockholders’ equity to tangible assets ratio and return on average tangible equity in its analysis of the Company’s performance and financial condition and believes this presentation provides useful supplemental information that is helpful in understanding our financial condition and results, as it provides a method to assess management’s success in managing alternatives for the utilization of tangible capital.

The Company believes net income, non-interest income and non-interest expense adjusted for the balance sheet restructuring and certain tax charges is useful supplemental information to better understand the core operating performance of the Company. The excluded tax charges relate to adjustments to tax reserves for prior year periods that were recorded in the fourth quarter because of uncertainties that recently arose relating to an unresolved tax authority audit and other developments.

These disclosures should not be considered an alternative to GAAP, nor are they necessarily comparable to non-GAAP performance measures that might be presented by other companies.

Tangible Book Value Per Share

Tangible book value per share is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) common shares outstanding. The following table presents a reconciliation of stockholders’ equity to tangible stockholders’ equity (in thousands):

	12/31/06		9/30/06		12/31/05
	Amount	Per share	Amount	Per share	Amount	Per share
Stockholders' equity - as reported	$1,072,145	32.59	$1,059,152	32.28	$978,179	30.50
Goodwill	(387,980)	(11.79)	(387,903)	(11.82)	(304,251)	(9.48)
Core deposit intangibles	(19,332)	(0.59)	(20,374)	(0.62)	(10,164)	(0.32)

Tangible stockholders' equity	$664,833	20.21	$650,875	19.84	$663,764	20.70

Tangible Stockholders’ Equity to Tangible Assets

Tangible stockholders’ equity to tangible assets is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) total assets less the sum of goodwill and core deposit intangibles. The following table presents a reconciliation of total assets to tangible assets (in thousands):

	12/31/06	9/30/06	12/31/05
Total assets - as reported	$11,120,499	$11,464,799	$10,487,504
Goodwill	(387,980)	(387,903)	(304,251)
Core deposit intangibles	(19,332)	(20,374)	(10,164)

Tangible total assets	$10,713,187	$11,056,522	$10,173,089

Return on Average Stockholders’ Equity and Return on Average Tangible Stockholders’ Equity

Return on average stockholders’ equity is calculated by dividing (a) annualized net income adjusted for balance sheet restructuring charges and certain tax charges (see below) by (b) average stockholders’ equity. Return on average tangible stockholders’ equity is calculated by dividing (a) annualized net income adjusted for balance sheet restructuring charges and certain tax charges by (b) average stockholders’ equity less average goodwill and core deposit intangibles. The following table presents a reconciliation of average stockholders’ equity to average tangible stockholders’ equity (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Average stockholders' equity	$1,067,914	974,797	$1,051,984	961,538
Average goodwill	(387,870)	(304,313)	(380,489)	(304,950)
Average core deposit intangibles	(20,012)	(10,634)	(20,503)	(11,712)

Average tangible stockholders' equity	$660,032	659,850	$650,992	644,876

The following three tables reconcile net income, non-interest income and non-interest expense to net income, non-interest income and non-interest expense as adjusted for the balance sheet restructuring and certain tax charges (in thousands):

Net income adjusted for balance sheet restructuring and certain tax charges

	Three Months Ended December 31,	Year Ended December 31,
	2006	2006
Net income - as reported	$9,119	84,583
Lower of cost of market adjustment on loans
transferred to held for sale	4,156	4,156
Loss on mortgage-backed securities	9,316	9,316
Loss on investment securities	3,618	3,618
Prepayment charge related to repayment
of borrowings	2,813	2,813
Tax benefits related to balance sheet
restructuring charges	(7,798)	(7,798)
Certain tax charges	3,963	3,963

Net income adjusted for balance sheet restructuring
and certain tax charges	$25,187	100,651

Return on average assets is calculated by dividing (a) net income adjusted for balance sheet restructuring and certain tax charges by (b) average total assets.

Non-interest income adjusted for balance sheet restructuring charges

	Three Months Ended December 31,	Year Ended December 31,
	2006	2006
Non-interest income - as reported	$9,683	75,918
Lower of cost of market adjustment on loans
transferred to held for sale	4,156	4,156
Loss on mortgage-backed securities	9,316	9,316
Loss on investment securities	3,618	3,618

Non-interest income adjusted for balance sheet
restructuring charges	$26,773	93,008

Non-interest expense adjusted for balance sheet restructuring charges

	Three Months Ended December 31,	Year Ended December 31,
	2006	2006
Non-interest expense - as reported	$49,593	198,070
Prepayment charge related to repayment
of borrowings	(2,813)	(2,813)

Non-interest expense adjusted for balance sheet
restructuring charges	$46,780	195,257

The ratio of non-interest expense to average assets is calculated by dividing (a) non-interest expense adjusted for balance sheet restructuring charges by (b) average total assets.